UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549 ____________________________________
SCHEDULE 14C (Rule 14c-101) SCHEDULE 14C INFORMATION Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 _____________________________

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TOWNSQUARE MEDIA, INC.
(Name of Registrant as Specified in its Charter)
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240 GREENWICH AVENUE
GREENWICH, CT 06830
NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT
FIRST MAILED TO STOCKHOLDERS July 18, 2018

To our Stockholders:
This Notice and the accompanying information statement (the “Information Statement”) are being furnished to the stockholders of Townsquare Media, Inc., a Delaware corporation (“Townsquare,” the “Company,” “we,” “us,” or “our”), to notify stockholders of the actions taken by a special committee (the “Special Committee”) of our Board of Directors (the “Board”) by written consent dated June 15, 2018 and by the holders of a majority of the voting power of the issued and outstanding shares of the Company’s common stock by written consent dated June 21, 2018 approving a one-time stock option exchange program (the “Option Exchange”).
Summary of Information Statement
In connection with its review of the Option Exchange, the Board authorized and established the Special Committee, comprised of three disinterested directors, for purposes of evaluating and approving the Option Exchange, pursuant to which the Company will be permitted to cancel certain stock options held by certain of our current employees, officers and directors (the “Eligible Participants”) in exchange for a grant of new replacement options with lower exercise prices to purchase a lesser number of shares (the “Replacement Options”). The Option Exchange is intended to be “value neutral”, such that at the time of grant, the Replacement Options will have an aggregate fair value (based on the Black-Scholes option pricing model) approximately equal to that of the surrendered options. The Replacement Options will be granted under the Company’s 2014 Omnibus Incentive Plan.
The purpose of the Option Exchange is to increase the retention and motivational value of the outstanding option awards held by Eligible Participants by providing such individuals the opportunity to exchange options that are significantly underwater, (i.e., options that have an exercise price significantly greater than the current market trading price of our common stock), as further described in this Information Statement. In order to implement the Option Exchange, the Company has commenced an exchange offer in which Eligible Participants will have 20 business days (unless the offer is extended by the Company) to accept the offer of the Replacement Options in exchange for the surrender of their current outstanding stock options tendered in the exchange. The surrendered stock options will be cancelled immediately upon the expiration of the exchange offer and the Replacement Options will be granted on the first trading day following the cancellation of the surrendered options.
    The Special Committee believes that the Option Exchange is in the best interest of stockholders and the Company, and that the Replacement Options will provide added incentives to retain and motivate key contributors of the Company who are necessary for the Company’s future success and growth in the value of its shares.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
As the matters set forth in this Information Statement have been duly authorized and approved by the written consent of the holders of a majority of the voting power of our outstanding shares of common stock, your vote or consent is not requested or required to approve these matters. The Information Statement is provided solely for your information, and also serves the purpose of informing stockholders of the matters described herein pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and the rules and regulations prescribed thereunder, including Regulation 14C, and serves as the notice required by Section 228 of the Delaware General Corporation Law of the taking of a corporate action without a meeting by less than unanimous written consent of our stockholders. You do not need to do anything in response to this Notice and the Information Statement.
We thank you for your continued support of the Company.

Sincerely,

Steven Price
Executive Chairman of the Board of Directors

Greenwich, Connecticut
July 18, 2018

TOWNSQUARE MEDIA, INC.
240 Greenwich Avenue
Greenwich, Connecticut 06830
(203) 861-0900

INFORMATION STATEMENT
Pursuant to Section 14(c) of the Securities Exchange Act of 1934

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

ABOUT THIS INFORMATION STATEMENT

General

Townsquare Media, Inc., a Delaware corporation, (“Townsquare,” the “Company,” “we,” “us,” or “our”), is sending you this information statement (the “Information Statement”) solely for purposes of informing you, as one of our stockholders of record as of July 16, 2018 (the “Record Date”), in the manner required under Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 14C promulgated thereunder, that a special committee (the “Special Committee”) comprised of three disinterested directors from of our Board of Directors (the “Board”) has previously approved, and the holders of a majority of the voting power of the Company’s issued and outstanding shares of common stock (the “Majority Holders”) have approved by written consent in lieu of a special meeting of stockholders a one-time stock exchange program (the “Option Exchange”). No action is requested or required on your part.

This Information Statement is first being mailed on or about July 18, 2018 to the Company’s stockholders of record as of the Record Date. The Company’s principal executive offices are located at 240 Greenwich Avenue, Greenwich, CT 06830, and the Company’s telephone number is (203) 861-0900.

Summary of the Corporate Actions

The Compensation Committee of the Board recommended approval of the Option Exchange to the Board on May 18, 2018. The Board considered the Option Exchange and subsequently appointed the Special Committee to review, evaluate and make determinations regarding the Option Exchange. The Special Committee approved the Option Exchange on June 15, 2018, and the Majority Holders approved the Option Exchange by written consent on June 21, 2018. Stockholder approval was required for the Option Exchange described in this Information Statement under the listing rules of the New York Stock Exchange (the “NYSE”) and the terms of the Company’s 2014 Omnibus Incentive Plan (the “2014 Incentive Plan”).
Under the Option Exchange, Eligible Participants (as defined below) who hold Eligible Options (as defined below) will be given a one-time opportunity to exchange their Eligible Options for a grant of new Replacement Options

(as defined below) with lower exercise prices to purchase a lesser number of shares, which will be granted under the 2014 Incentive Plan. In order to implement the Option Exchange, the Company has commenced an exchange offer (the “Exchange Offer”) in which the Eligible Participants will have 20 business days (unless the offer is extended by the Company) to accept the offer of the Replacement Options in exchange for the surrender of their Eligible Options. The surrendered stock options will be canceled immediately upon the expiration of the Exchange Offer and the Replacement Options will be granted on the first trading day following the date the surrendered options are canceled.
We expect that the Option Exchange will become effective on or about August 16, 2018 which is the 20th business day after the commencement of the Exchange Offer (and in no event will the Option Exchange become effective before the 20th calendar day after the mailing of this Notice and Information Statement to stockholders). Based on the general terms of the Option Exchange and assumptions as described below, if all Eligible Options are exchanged, options to purchase approximately 8.0 million shares would be surrendered and canceled, while Replacement Options covering approximately 5.1 million shares will be granted, resulting in an approximate 30% reduction in our equity award overhang.
Voting and Vote Required

The Company is not seeking consent, authorizations or proxies from you. Under the Delaware General Corporation Law (the “DGCL”), the Company’s certificate of incorporation, the Company’s bylaws and the listing rules of the NYSE, the Option Exchange may be approved, without a meeting of stockholders, by a resolution of our Board, followed by the written consent of stockholders representing a majority of the voting power of the outstanding shares of our common stock. As of the date the written consent was executed by the Majority Holders, the Company had 14,237,676 shares of Class A common stock and 3,022,484 shares of Class B common stock outstanding and entitled to vote. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes. The written consent was executed by stockholders holding 1,595,224 shares of Class A common stock and 2,151,373 shares of Class B common stock, representing a majority of the voting power of our outstanding common stock. These stockholders also hold a valid proxy to vote an additional 871,111 shares of Class B common stock as of the date of their written consent. Accordingly, the written consent was executed by stockholders holding sufficient voting power to approve the Option Exchange by the written consent. As such, all necessary corporate approvals in connection with the Option Exchange have been obtained, no further stockholder action is required to approve the Option Exchange, and we have not and will not be soliciting your approval of the Option Exchange.

Dissenters’ Rights of Appraisal

The DGCL does not provide dissenters’ rights of appraisal to the Company’s stockholders in connection with the matters approved by the written consent.

Notice Pursuant to the Company’s Bylaws and Delaware General Corporation Law

Pursuant to Article II, Section 4(a) of our bylaws and Section 228(e) of the DGCL, the Company is required to provide prompt notice of the taking of a corporate action by written consent to the Company’s stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Article II, Section 4(a) of our bylaws and Section 228(e) of the DGCL.

THIS INFORMATION STATEMENT IS FOR INFORMATION PURPOSES ONLY AND NO VOTE OR OTHER ACTION OF THE COMPANY STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT

APPROVAL OF A ONE-TIME OPTION EXCHANGE
Introduction
The Special Committee and the Majority Holders have approved the one-time Option Exchange under which Eligible Participants (as defined below) who hold Eligible Options (as defined below) will be given a one-time opportunity to exchange Eligible Options for a grant of new Replacement Options (as defined below) with lower exercise prices to purchase a lesser number of shares, which will be granted under the 2014 Incentive Plan.
We believe the Option Exchange, as designed, is in the best interest of our stockholders and the Replacement Options will provide added incentives to retain and motivate key contributors of the Company, which is necessary for the Company’s future success and growth in the value of its shares. We believe the Option Exchange will enable us to:

•	Motivate and engage the Eligible Participants to continue to build stockholder value;

•	Increase the retentive value of the outstanding options held by Eligible Participants, while only resulting in a de minimis stock-based compensation cost to the Company;

•
Reduce our equity award overhang by approximately 2.9 million shares. Based on the general terms of the Option Exchange and assumptions described below, if all Eligible Options are exchanged, options to purchase approximately 8.0 million shares would be surrendered and canceled, while Replacement Options covering approximately 5.1 million shares will be granted, resulting in an approximate 30% reduction in our equity award overhang; and

•
Return a net of approximately 2.9 million shares to the 2014 Incentive Plan share reserve, assuming all Eligible Options are exchanged based on the general terms of the Option Exchange and assumptions as described below.

To implement the Option Exchange, we have, as of the date hereof, commenced the Exchange Offer to the Eligible Participants upon the terms and subject to the conditions of the written offer set forth in the tender offer statement on Schedule TO, including the exhibits thereto filed with the Securities and Exchange Commission (the “SEC”) on July 18, 2018 (the “Schedule TO”). Pursuant to the Schedule TO, Eligible Participants have 20 business days in which to accept the offer of the Replacement Options in exchange for the surrender of their Eligible Options, unless the Exchange Offer is extended by the Company. The surrendered, and not withdrawn, Eligible Options will be canceled immediately upon the expiration of the election period (the “Expiration Date”) and the Replacement Options will be granted under the 2014 Incentive Plan on the first trading day following the Expiration Date. We expect the Expiration Date to occur on or about August 16, 2018. Eligible Participants, as well as stockholders and members of the public, can review the offer to exchange and other related documents filed by us with the SEC free of charge on the SEC’s website at www.sec.gov.

Overview
All current employees, officers and directors of the Company who hold Eligible Options as of the commencement of the Exchange Offer and who remain employed by us or are providing services as a service provider or director through the date on which the Replacement Options are granted (the “Eligible Participants”) will be permitted to participate in the Option Exchange. Former employees, officers and directors are not eligible to participate in the Option Exchange. In the Option Exchange, Eligible Participants may surrender outstanding Company stock options to acquire shares of the Company’s Class A common stock and stock options to acquire shares of the Company’s Class B common stock, in each case granted before January 1, 2018 (the “Eligible Options”) for cancellation in exchange for the grant of new replacement options (the “Replacement Options”) to purchase a lesser number of shares of the Company’s Class A common stock and Class B Common Stock, respectively. The Option Exchange is intended to be “value neutral”, such that at the time of grant, the Replacement Options will have an aggregate fair value (based on the Black-Scholes option pricing model) approximately equal to that of the Eligible Options. The Replacement Options will have an exercise price equal to (1) the closing price of our Class A common stock on the NYSE on the Expiration Date plus (2) $0.50 per share. The Replacement Options will remain subject to the same vesting schedule, forfeiture conditions and term that applied to the corresponding Eligible Options surrendered for exchange. Participation in the Exchange Offer is voluntary, however, if an Eligible Participant chooses to participate, he or she must surrender 100% of his or her outstanding Eligible Options in the Exchange Offer.
Over the last several quarters, we have experienced a decline in our stock price and, as a result, all of the Eligible Options have an exercise price significantly above the recent trading prices of our common stock. For example, as of July 13, 2018, the weighted average exercise price of the Eligible Options was approximately $9.50 per share and the closing price of our Class A common stock was $6.79 per share. We believe that many option holders perceive these options to have little or no value, and therefore the stock options are no longer effective as incentives to retain and motivate our key contributors and align their interests with those of our stockholders. In addition, although these stock options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, unless they are surrendered or canceled they will remain outstanding with the potential to dilute stockholders’ interests for up to the full term of the options, while delivering little or no retentive or incentive value.
The objective of our equity incentive program has been, and continues to be, to link the interests of our officers, employees and directors who participate in the program to those of our stockholders, and we believe that the Option Exchange is an important component in our efforts to achieve this goal. The Company has granted stock options under the 2014 Incentive Plan consistent with the view that stock-based incentive compensation opportunities play a key role in the Company being able to recruit, motivate and retain qualified individuals. As of July 13, 2018, options to purchase an aggregate of 9,711,285 shares of our common stock were outstanding under the 2014 Incentive Plan with a weighted average exercise price of approximately $9.07 and a weighted average remaining life of approximately 6.1 years, and 1,827,600 shares of common stock remained available for future issuance under the 2014 Incentive Plan. Of this total number of options outstanding, options to purchase an aggregate of approximately 8.0 million shares of our common stock were held by Eligible Participants and are Eligible Options for purposes of the Option Exchange. Of these approximately 8.0 million Eligible Options, approximately 46% are exercisable for shares of the Company's Class A common stock and approximately 54% are exercisable for shares of the Company's Class B common stock. While the Company’s compensation packages often include a number of different components, the Company believes that equity compensation is key to linking pay to performance as it encourages employees to work toward the Company’s success and aligns their interests with those of the Company’s stockholders by providing them with a means by which they can benefit from increasing the value of the Company’s stock. With this goal in mind, we believe the Option Exchange, as designed, is in the best interest of our stockholders because the Replacement Options will provide added incentives to retain and motivate key contributors of the Company, which we believe is necessary for the Company’s future success.
In connection with its review and evaluation of the Option Exchange, the Special Committee considered the following factors:

•
The ability of our outstanding stock options to motivate and retain employees, considering that 100% of the Eligible Options held by our current officers, employees and directors are underwater (based on the closing price of our Class A common stock of $6.79 on July 13, 2018).

•
The Replacement Options will have an exercise price per share equal to $0.50 more than the closing price of our Class A common stock on the Expiration Date and, as such, will help align the interests of holders of the Replacement Options with the interests of our stockholders.

•	The Replacement Options will be subject to the same pre-exchange vesting schedule, forfeiture conditions and term as the Eligible Options.

•	The Option Exchange will reduce our equity award overhang and will return shares to the 2014 Incentive Plan reserve.

•	The Option Exchange is designed to be “value neutral” and is expected to result in only a de minimis stock-based compensation expense to the Company.

•	We believe the Option Exchange will help us retain critical contributors that we believe are key to achieving future success, including our senior executives.

•	The Option Exchange will decrease pressure for future additional equity award grants above and beyond our ongoing equity grant practices.
Delegation to the Special Committee and Stockholder Approval
The Board first considered the Option Exchange on June 7, 2018 and subsequently determined it was appropriate to appoint a special committee comprised of disinterested directors who did not hold Eligible Options for purposes of reviewing, evaluating and making determinations regarding the Option Exchange. Accordingly, the Board appointed each of Stephen Kaplan, James Ford and David Quick to the Special Committee, which approved the Option Exchange on June 15, 2018, subject to the approval by the Majority Holders, which was obtained by written consent on June 21, 2018. Stockholder approval of the Option Exchange was required under the NYSE rules and the terms of the 2014 Incentive Plan.
Reasons for the Option Exchange
A principal purpose of our equity compensation program is to provide incentives that will attract, retain and motivate our officers, directors and employees by providing them with a proprietary interest in the Company’s long-term success, thereby aligning their interests with those of our stockholders. As of July 13, 2018, 100% of the Eligible Options were underwater. We believe that employees generally perceive these stock options to have little or no value, and the stock options are no longer effective incentives to motivate and retain our employees. In the face of a competitive market for exceptional employees, the need for adequate and appropriate incentives and retention tools remains strong.
As noted above, the objective of our equity incentive program has been, and continues to be, to link the interests of participants to those of our stockholders and to utilize our share pool as effectively as possible. We believe that the Option Exchange is an important component in our efforts to achieve that goal.
Other important reasons for implementing the Option Exchange include:

•
The Option Exchange offers a reasonable, balanced and meaningful incentive for our employees. As of July 13, 2018, 100% of the approximately 8.0 million Eligible Options were underwater and over 98% had a per-share exercise price equal to or greater than $8.96. We believe that these underwater stock options no longer represent effective incentives to motivate or help retain many of our employees, or to align their incentives with our stockholders. By exchanging significantly underwater stock options for a lesser number of options with lower exercise prices and overall equivalent value, we believe that the Option Exchange would aid both motivation and retention of the Eligible Participants who participate in the Option Exchange, while better aligning the interests of our employees with the interests of our stockholders.

•
The Option Exchange will enable us to recapture value from compensation costs that we are already incurring that have very little motivational impact. We believe it is not an efficient use of our resources to recognize compensation expense on options that are not perceived by our employees to provide value. Under applicable accounting rules, we are required to recognize compensation expense related to these awards, even if these awards are underwater and therefore never exercised. By replacing options that have relatively little retentive or incentive value with a lesser number of new options with an exercise price equal to the fair market value of our common stock plus $0.50 on the date of the new grant, we will increase both retention and incentive value.

•
The Option Exchange will use exchange ratios calculated to minimize accounting costs. We will calculate the exchange ratios used in the Option Exchange in a manner that will result in Replacement Options that have an aggregate fair value, for accounting purposes, approximately equal to the aggregate fair value of the surrendered options. As a result, the Option Exchange is expected to result in only a de minimis stock-based compensation expense to the Company, and should not have any significant adverse impact on our reported earnings.

•
The Option Exchange will reduce our equity award overhang. Not only do the underwater options have little or no retention value, they remain part of our total number of outstanding options, or issued overhang, until they are exercised or expire. Because Eligible Participants will receive a lesser number of Replacement Options in exchange for their surrendered eligible options, the number of shares of common stock subject to all outstanding equity awards will be reduced, thereby reducing our issued overhang. At the same time, we will eliminate what we believe are ineffective options that are currently outstanding. Based on the terms described below, if all Eligible Options are exchanged, options to purchase approximately 8.0 million shares would be surrendered and canceled, while Replacement Options covering approximately 5.1 million shares will be granted, resulting in an approximate 30% reduction in our equity award overhang.

•
The Option Exchange will return shares to the 2014 Incentive Plan reserve. In addition to reducing our equity award overhang, the Option Exchange would result in approximately 8.0 million shares being returned to the 2014 Incentive Plan reserve (prior to the grant of Replacement Options), assuming 100% participation in the Option Exchange. Shares returned to the 2014 Incentive Plan will, in accordance with the terms of the 2014 Incentive Plan, be available for future equity grants to employees that will offer retentive and incentive value, including the grant of the Replacement Options. The net number of shares returned to our 2014 Incentive Plan after the grant of Replacement Options will be approximately 2.9 million shares, assuming 100% participation in the Option Exchange.

•
The Option Exchange will decrease pressure for additional equity award grants. If we are unable to conduct a program in which underwater stock options with low incentive value may be exchanged for stock options with higher motivation and retention value, we may find it necessary to issue a significant number of additional stock options or other equity awards to employees above and beyond our ongoing equity grant practices in order to provide renewed incentive value to employees. Any such additional grants would increase our overhang, further reduce the 2014 Incentive Plan’s share reserve and increase our compensation expense.

•
The exercise price of the Replacement Options will add renewed retentive and incentive value. The Replacement Options will have an exercise price equal to (1) the closing price of our Class A common stock on the Expiration Date plus (2) $0.50 per share. We believe this new exercise price will both provide retentive value, since it should be significantly lower than the options being surrendered, while at the same time the $0.50 premium will provide increased motivation to the option holders to work toward the Company’s success, aligning their interests with those of our stockholders.

Timing
To implement the Option Exchange, we have commenced the Exchange Offer as of the date of this Information Statement. The Exchange Offer will close, and any surrendered (and not withdrawn) Eligible Options will be canceled, on or about the 20th business day after the commencement date of the Exchange Offer, unless the Exchange Offer is extended by the Company. Any Replacement Options will be issued on the first trading day following the closing of the Exchange Offer.
Material Terms of the Option Exchange
Summary of Material Terms

•
Eligible Participants. The Option Exchange is open to all current employees, including our executive officers, and to our directors, respectively, as of the commencement of the Option Exchange who hold Eligible Options and who remain employed by us or directors, respectively, through the date on which the Replacement Options are granted. The Option Exchange is not open to former employees, including former executive officers, or former directors.

•	Eligible Options. All Company stock options granted before January 1, 2018 outstanding as of the commencement of the Option Exchange will be eligible for participation in the Option Exchange.

•
Lesser Number of Replacement Options. The Option Exchange is intended to be “value neutral”, meaning that the exchange ratios being used will result in new options with a fair value, for accounting purposes, approximately equal to the fair value of the options surrendered in the Option Exchange. These exchange ratios are based on the fair value of the surrendered options, calculated using the Black-Scholes option pricing model, which takes into account several variables, such as the volatility of our share price, the term of the option and the dividend yield on our Class A common stock.

•	New Exercise Price. Each Replacement Option will have an exercise price equal to (1) the closing price of our Class A common stock on the Expiration Date plus (2) $0.50 per share.

•
Vesting Schedule and Term. Each Replacement Option will have such vested and unvested portions, as applicable, in proportion to the vested and unvested percentages of the corresponding Eligible Option. Any unvested portion of a Replacement Option will remain subject to the same vesting schedule as the corresponding Eligible Option tendered in the Option Exchange. The Replacement Options will be exercisable for the same class of shares of Company common stock (e.g., Class A or Class B shares) as the corresponding Eligible Option that is surrendered in respect thereof. The Replacement Options will also remain subject to the same forfeiture conditions and will have the same term as that of the corresponding Eligible Options surrendered in the Exchange Offer.

•
Transfer Restrictions. The Replacement Options will be exercisable for shares that are freely transferable or subject to transfer restrictions, as applicable, in proportion to the percentages of the corresponding Eligible Options that were freely transferable or transfer-restricted prior to the time of surrender.

•	Non-Qualified Stock Options. Each Replacement Option will be treated under the Internal Revenue Code of 1986, as amended (the “Code”) as a non-qualified stock option.

•
All-or-Nothing Exchange. Participation in the Exchange Offer is voluntary. If an Eligible Participant elects to participate and exchange any of his or her Eligible Options, he or she must surrender 100% of his or her outstanding Eligible Options in the Exchange Offer.

•
Terms of Replacement Options Governed by 2014 Incentive Plan. The other terms and conditions of the Replacement Options will be governed by the terms and conditions of the 2014 Incentive Plan and our standard stock option grant agreements.

Board and Stockholder Approval
On June 15, 2018, the Special Committee approved the Option Exchange, and the Majority Holders approved the Option Exchange by written consent on June 21, 2018. Stockholder approval of the Option Exchange was required under the NYSE rules and the terms of the 2014 Incentive Plan.
Eligible Participants
The Option Exchange is open to our employees (including our executive officers) and directors as of the date of commencement of the Option Exchange who hold Eligible Options and who remain employed by us or are providing services as a service provider or director through the date on which the Replacement Options are granted. The Option Exchange is not open to former employees, including former executive officers, or former directors. As of July 13, 2018, we estimate there are approximately 170 such Eligible Participants. If an option holder is no longer an employee with us or providing services to us as a service provider for any reason on the date on which the Replacement Options are granted, even if he or she had elected to participate and had tendered his or her Eligible Options for exchange, such person’s tender will automatically be deemed withdrawn and he or she will not participate in the Option Exchange. He or she will retain his or her outstanding options in accordance with the original terms and conditions thereof, and he or she may exercise such options during a limited period of time following termination of service in accordance with the terms of the option, depending in part on the extent such options are vested.
Eligible Options
The Option Exchange will be open to all Eligible Participants who hold “Eligible Options.” Eligible Options are options to purchase shares of our Class A common stock and shares of our Class B common stock, in each case granted under the 2014 Incentive Plan before January 1, 2018.
Tender Offer Documents
To implement the Option Exchange, we have commenced an Exchange Offer to the Eligible Participants upon the terms and subject to the conditions set forth in the Schedule TO. Eligible Participants, stockholders and members of the public are able to review the offer to exchange set forth in the Schedule TO, as well as any other related documents filed by us with the SEC, free of charge on the SEC’s website at http://www.sec.gov. The Schedule TO serves as the written offer for the Exchange Offer and will be distributed to all Eligible Participants. Under the Schedule TO, Eligible Participants will be given 20 business days to elect to exchange their Eligible Options for Replacement Options, which time period may be extended by the Company in its discretion. On the last day of the Exchange Offer, the Eligible Options surrendered for exchange (and not withdrawn) will be canceled, and on the first trading day thereafter, the Replacement Options will be granted to participants in accordance with the applicable exchange ratio.
Exchange Ratios
The Exchange Offer is not a one-for-one exchange. The number of Replacement Options to be granted in exchange for each Eligible Option surrendered in the Exchange Offer (the “exchange ratio”) depends on several factors, including the grant date, term and exercise price of the Eligible Option surrendered. The Eligible Options and the exchange ratios applicable to those Eligible Options cover nine different grant dates. The exchange ratios will be calculated based on each Eligible Option’s fair value, calculated using the Black-Scholes option pricing model, which takes into account several variables, such as the volatility of our share price, the term of the option and the dividend yield on our common stock. Setting the exchange ratios in this manner is intended to be “value neutral” and result in the grant of Replacement Options with an aggregate fair value that is approximately the same as the aggregate fair value of the Eligible Options they replace, calculated as of the time that we set the exchange ratios.
The total number of Replacement Options a participant will receive with respect to a surrendered Eligible Option will be determined by converting the number of shares underlying the surrendered Eligible Option according to the exchange ratio and rounding down to the nearest whole share. The exchange ratio will be applied on a grant-by-grant basis. For illustrative purposes only, the following exchange ratios for the Option Exchange were determined using the Black-Scholes option pricing model, which assumes the closing price of our Class A common stock on the Expiration Date is $6.79 (which was the closing price on July 13, 2018), and is based on, among other factors, the exercise prices of the options eligible for exchange, the remaining terms of the eligible stock options and the terms of the replacement options.

		Exchange Ratios
Exercise Price of Eligible Option	Grant Date of Eligible Option	Shares Subject to Eligible Options Surrendered in Option Exchange	Shares Subject to Replacement Options Granted in Option Exchange
$9.63	July 24, 2014	1.594	1
$9.63	August 22, 2014	1.583	1
$9.63	September 10, 2014	1.576	1
$9.63	June 12, 2015	1.493	1
$9.63	August 19, 2015	1.478	1
$9.63	August 26, 2015	1.476	1
$8.96	January 26, 2016	1.595	1
$10.62	January 25, 2017	1.523	1
$8.24	December 21, 2017	1.118	1

Election to Participate
Participation in the Option Exchange will be voluntary. Under the Option Exchange, if an Eligible Participant elects to participate and exchange any of his or her Eligible Options, he or she must surrender 100% of his or her outstanding Eligible Options.
Return of Eligible Options Surrendered
The shares of common stock that were subject to certain surrendered Eligible Options will again become available for future awards under the 2014 Incentive Plan pursuant and subject to the terms of the 2014 Incentive Plan.
Certain U.S. Federal Income Tax Consequences
The following is a summary of the anticipated material federal income tax consequences of participating in the Option Exchange. A more detailed summary of the applicable tax considerations to participating holders is provided in the offer to exchange. The Option Exchange should be treated as a non-taxable exchange for federal income tax purposes, and we and our participating optionees should recognize no income for federal income tax purposes upon the issuance of the Replacement Options. However, the Internal Revenue Service is not precluded from adopting a contrary position in connection with the tax consequences of the Option Exchange. The law and regulations themselves are also subject to change. All participating holders are urged to consult their own tax advisors regarding the tax treatment of participating in the Option Exchange under all applicable laws prior to their participation.
Accounting Impact
Under ASC Topic 718, Compensation – Stock Compensation, the exchange of options under the Option Exchange is treated as a modification of the terms or conditions of the existing option awards. Accordingly, we will recognize the unamortized compensation cost of the surrendered options, as well as the incremental compensation cost of the Replacement Options granted in the option exchange, ratably over the vesting period of the Replacement Options. The incremental compensation cost will be measured as the excess, if any, of the fair value of each Replacement Option granted to employees in exchange for surrendered Eligible Options, measured as of the last day of the exchange offer, over the fair value of the surrendered Eligible Options in exchange for the Replacement Options, measured immediately prior to the cancellation. Additional compensation expense related to the exchange is estimated to be immaterial, however, significant changes in our stock price during the required exchange period may result in higher than anticipated expense. In addition, in the event that any of the Replacement Options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited Replacement Options will not be recognized; however, we would recognize any unamortized compensation expense from the surrendered options which would have been recognized under the original vesting schedule.
Potential Modification to Terms to Comply with Governmental Requirements
The terms of the Option Exchange are described in the Schedule TO filed with the SEC. Although we do not anticipate that the SEC would require us to modify the terms materially, it is possible that we will need to alter the terms of the Option Exchange to comply with potential SEC comments.
Electing Eligible Participants
Because the decision whether to participate in the Option Exchange is completely voluntary, we are not able to predict which Eligible Participants will participate.
Effect on Stockholders
The Option Exchange was designed to provide renewed incentives and motivate the Eligible Participants to continue to create stockholder value. We are unable to predict the precise impact of the Option Exchange on our stockholders because we are not able to predict which Eligible Participants will participate.
Based on the general terms and assumptions described above, if all Eligible Options are exchanged, options to purchase approximately 8.0 million shares will be surrendered and canceled and Replacement Options covering approximately 5.1 million shares will be granted, resulting in a reduction of our equity award overhang of approximately 2.9 million shares. Following the Option Exchange, if all Eligible Options are exchanged, options to purchase approximately 6.8 million shares will be outstanding. As of July 13, 2018, the total number of shares of our common stock outstanding (including Class A, Class B and Class C) was 18,896,501.

INTEREST OF CERTAIN PERSONS IN MATTERS ACTED UPON
The following table sets forth certain information as of July 13, 2018 about the outstanding options granted under the 2014 Incentive Plan held by each listed individual who was or has been an executive officer or director of the Company since the beginning of the fiscal year ended December 31, 2017.
As of July 13, 2018, our current non-employee directors (5 persons) and executive officers (9 persons) as a group held unexercised stock options to purchase an aggregate of 7,046,186 shares of our common stock under the 2014 Incentive Plan, which represented approximately 72.6% of the shares subject to all outstanding options under the 2014 Incentive Plan. Of the 7,046,186 unexercised stock options held by our current non-employee directors and executive officers, approximately 83.0% are Eligible Options, representing approximately 72.6% of the approximately 8.0 million outstanding options eligible for the Option Exchange (and 100% of the Eligible Options that are exercisable for shares of our Class B common stock). Of the Eligible Options held by our named executive officers, all are exercisable for shares of our Class B common stock, with the exception of Bill Wilson, who holds 656,005 Eligible Options exercisable for shares of our Class A common stock.
The percentages in the table below are based on the total number of outstanding stock options to purchase our common stock under the 2014 Incentive Plan as of July 13, 2018. We do not have any other equity compensation plan other than the 2014 Incentive Plan.

Name	Number of Shares Subject to Options Outstanding	Percentage of Total Shares Subject to Outstanding Options (1)	Number of Shares Subject to Options Outstanding Eligible for Option Exchange	Percentage of Total Outstanding Shares Subject to Options Eligible for Option Exchange (2)
Dhruv Prasad	1,206,005	12.4%	656,005	8.1%
Bill Wilson	1,256,005	12.9%	656,005	8.1%
Steven Price	2,174,019	22.4%	2,174,019	27.0%
Stuart Rosenstein	1,237,009	12.7%	1,187,009	14.7%
Scott Schatz	328,002	3.4%	328,002	4.1%
Other Executive Officers as a Group	773,032	8.0%	773,032	9.6%
Non-Employee Directors	72,114	0.7%	72,114	0.9%

(1)	Determined by dividing the number of stock options held by the individual or group, as applicable, by 9,711,285, which is the total number of outstanding stock options as of July 13, 2018.
(2)
Determined by dividing the number of stock options held by the individual or group, as applicable, that are eligible for the Option Exchange by 8,049,769, which is the total number of outstanding stock options that as of July 13, 2018 are eligible for the Option Exchange.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of the Company’s Class A, Class B and Class C common stock as of July 13, 2018 for:

•	each beneficial owner of more than 5% of any class of the Company’s outstanding shares;

•	each of the Company’s named executive officers;

•	each of the Company’s directors; and

•	all of the Company’s executive officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or dispositive power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and dispositive power with respect to the shares beneficially owned by them, subject to applicable community property laws. Securities that may be beneficially acquired within sixty (60) days of July 13, 2018 are considered beneficially owned by the person holding such securities for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the ownership of any other person. The percentage of beneficial ownership is based on 14,248,526 shares of Class A common stock, 3,011,634 shares of Class B common stock, and 1,636,341 shares of Class C common stock outstanding as of July 13, 2018.

Shares of Common Stock Owned

	Class A(2)		Class B (2)		Class C (2)		Total (3)
Name of Beneficial Owner(1)	Number	Percentage	Number	Percentage	Number	Percentage	Number	Percentage
5% Stockholders
Certain funds managed by Oaktree (4)	10,410,204	45.1%	2,151,373	71.4%	0	—	12,561,577	45.3%
The Madison Square Garden Company (5)	3,208,139	22.5%	0	0.0	0	—	3,208,139	17.0%
Funds affiliated with MSD Capital Management(6)	—	—	—	—	1,636,341	100.0%	1,636,341	8.7%

Non-Employee Directors
B. James Ford (4)	—	—	—	—	—	—	—	—
Gary Ginsberg (7)	39,856	*	0	0	0	—	39,856	*
Stephen Kaplan (4)	—	—	—	—	—	—	—	—
David Lebow (8)	44,556	*	0	0	0	—	44,556	*
David Quick (4)	—	—	—	—	—	—	—	—

Executive Officers
Steven Price (9)	110,737	*	2,555,291	51.8%	0	—	2,666,028	12.8%
Dhruv Prasad (10)	5,000	*	600,970	16.9%	0	—	605,970	3.1%
Bill Wilson (11)	1,097,237	7.4%	0	0	0	—	1,097,237	5.6%
Stuart Rosenstein (12)	5,500	*	1,129,222	28.1%	0	—	1,134,722	5.7%
Scott Schatz (13)	1,000	*	274,848	8.4%	0	—	274,848	1.4%
All Directors and Current Executive Officers as a Group (14 persons) (14)	1,760,814	11.5%	4,560,331	67.5%	0	—	6,321,145	26.7%
* Represents less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner in the table above is c/o Townsquare Media, Inc., 240 Greenwich Avenue, Greenwich, Connecticut 06830.

(2)
Holders of Class C common stock are not entitled to vote on matters to be voted upon by shareholders generally, whereas each share of Class A common stock entitles its holder to one vote and each share of Class B common stock entitles its holder to ten votes. Holders of Class B common stock and Class C common stock are each entitled to a separate class vote on any amendment of any specific rights of the holders of Class B common stock or Class C common stock, respectively, that does not similarly affect the rights of the holders of Class A common stock. In connection with the transfer of shares of Class B common stock, unless the transferee is an affiliate or related party of Oaktree or FiveWire, an investment vehicle controlled by certain members of management, such transferred shares automatically convert into an equal number of shares of Class A common stock. In connection with the transfer of shares of Class C common stock, unless prior to such transfer, the transferor or transferee sends a notice to the Company requesting that the shares of Class C common stock remain shares of Class C common stock following such transfer, such transferred shares will automatically convert into an equal number of shares of Class A common stock. Each holder of Class B common stock or Class C common stock is entitled to convert at any time all or any part of such holder’s shares of Class B common stock or Class C common stock, as applicable, into an equal number of shares of Class A common stock. However, to the extent that such conversion or transfer would result in the holder or transferee holding more than 4.99% of the Class A common stock following such conversion or transfer, the holder or transferee shall first deliver to the Company an ownership certification for the purpose of enabling the Company (i) to determine that such holder does not have an attributable interest in another entity that would cause the Company to violate applicable FCC rules and regulations and (ii) to seek any necessary approvals from the FCC or the United States Department of Justice. The Company, however, is not required to convert any share of Class B common stock or Class C common stock if the Company in good faith determines that such conversion would result in a violation of the Communications Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the rules and regulations promulgated under either such Act.

(3)	Aggregate beneficial ownership of shares of Class A common stock, Class B common stock and Class C common stock.

(4)
Includes 1,513,122 shares of Class B common stock and warrants to purchase 6,199,826 shares of Class A common stock, which will be immediately exercisable for a de minimis exercise price per share, directly beneficially owned by OCM POF IV AIF GAP Holdings, L.P. (“GAP Holdings”), 638,251 shares of Class B common stock and warrants to purchase 2,615,154 shares of Class A common stock directly beneficially owned by OCM PF/FF Radio Holdings PT, L.P. (“Radio Holdings”), 230,297 shares of Class A common stock directly beneficially owned by Oaktree FF Investment Fund, L.P. (“FFIF”), 113,265 shares of Class A common stock directly beneficially owned by Second Street Holdings 1, L.P. (“SSH1”), 154,015 shares of Class A common stock directly beneficially owned by Second Street Holdings 2, L.P. (“SSH2”), 449,210 shares of Class A common stock directly beneficially owned by Second Street Holdings 3, L.P. (“SSH3”), 85,478 shares of Class A common stock directly beneficially owned by Second Street Holdings 4, L.P. (“SSH4”), 106,955 shares of Class A common stock directly beneficially owned by Second Street Holdings 5, L.P. (“SSH5”), 263,791 shares of Class A common stock directly beneficially owned by Second Street Holdings 6, L.P. (“SSH6”), 104,940 shares of Class A common stock directly beneficially owned by Second Street Holdings 7, L.P. (“SSH7”) and 87,273 shares of Class A common stock directly beneficially owned by Second Street Holdings 8, L.P. (“SSH8” and together with SSH1, SSH2, SSH3, SSH4, SSH5, SSH6 and SSH7, the “SSH Entities”). Oaktree Capital Group Holdings GP, LLC (“OCGH”) is the general partner of Oaktree Capital Group Holdings, L.P. (“Capital Group LP”) and the manager of Oaktree Capital Group, LLC (“Capital Group LLC”). Capital Group LP is the sole voting shareholder of Oaktree AIF Holdings, Inc. (“AIF Holdings”). Capital Group LLC is the sole shareholder of Oaktree Holdings, Inc. (“Holdings”). AIF Holdings is the general partner of Oaktree AIF Investments, L.P. (“AIF Investments”). Holdings is the general partner of Oaktree Capital Management, L.P. (“OCMLP”). AIF Investments is the general partner of Oaktree Fund GP III, L.P. (“Oaktree GP III”). Oaktree GP III is the sole member of Oaktree Fund GP AIF, LLC (“Fund GP AIF LLC”). Fund GP AIF LLC is the general partner of Oaktree Fund AIF Series, L.P.-Series B (“Series B”), Oaktree Fund AIF Series, L.P.-Series I (“Series I”) and Oaktree Fund AIF Series, L.P.-Series D (“Series D”). Series B is the general partner of OCM Principal Opportunities Fund IV AIF (Delaware), L.P. (“Principal Opportunities”). Principal Opportunities is the sole member of OCM/GAP Holdings IV, LLC (“OCM/GAP”). OCM/GAP is the general partner of GAP Holdings. Series I and Series D are general partners of Radio Holdings. OCMLP is the sole member of PF5 GP, LLC (“PF5 GP”) and the director of Oaktree FF Investment Fund GP Ltd. (“FFIF GP Ltd”). PF5 GP is the general partner of the SSH Entities. FFIF GP Ltd is the general partner of Oaktree FF Investment Fund GP, L.P. (“FFIF GP LP”). FFIF GP LP is the general partner of FFIF. OCGH is a limited liability company managed by an executive committee, the members of which are Howard S. Marks, Bruce A. Karsh, Jay S. Wintrob, John B. Frank and Sheldon M. Stone (each, an “OCGH Member” and, collectively, the “OCGH Members”). In such capacity, the OCGH Members may be deemed indirect beneficial owners of the securities directly beneficially owned by GAP Holdings, Radio Holdings, FFIF and the SSH Entities. These securities also may be deemed beneficially owned by Mr. Quick by virtue of being an officer of OCMLP, which manages the investments of Principal Opportunities and FFIF. Except to the extent of their respective pecuniary interest, each OCGH Member and each of the general partners, managers, officers and members described above disclaims beneficial ownership of these securities. The address for all of the entities and individuals identified above is c/o Oaktree Capital Management, L.P., 333 S. Grand Avenue, 28th Floor, Los Angeles, California 90071.

(5)
These shares are directly held by Madison Square Garden Investments, LLC. Madison Square Garden Investments, LLC is a direct wholly-owned subsidiary of MSG Ventures Holdings, LLC. MSG Ventures Holdings, LLC is a direct wholly-owned subsidiary of MSG Entertainment Holdings, LLC. MSG Entertainment Holdings, LLC is a direct wholly-owned subsidiary of MSG Sports & Entertainment, LLC. MSG Sports & Entertainment, LLC is a direct wholly-owned subsidiary of The Madison Square Garden Company. The address for each of these entities is Two Pennsylvania Plaza, New York, NY 10121.

(6)
Includes 189,493 shares of Class C common stock directly beneficially owned by SOF Investments, L.P. (“SOF Investments”) and 1,446,848 shares of Class C common stock directly beneficially owned by SOF Investments, L.P. - Private V (“SOF Private V”).  MSD Capital, L.P. (“MSD Capital”) is the general partner of, and may be deemed to have or share voting and dispositive power over, and/or beneficially own, the securities beneficially owned by, SOF Investments and SOF Private V.  MSD Capital Management LLC (“MSD Capital Management”) is the general partner of, and may be deemed to have or share voting and dispositive power over, and/or beneficially own securities beneficially owned by, MSD Capital.  Michael S. Dell is the controlling member of, and may be deemed to beneficially own securities beneficially owned by, MSD Capital Management. Each of Glenn R. Fuhrman, John C. Phelan and Marc R. Lisker is a manager of, and may be deemed to have or share voting and/or dispositive power over, and/or beneficially own securities beneficially owned by, MSD Capital Management.  Each of Messrs. Fuhrman, Phelan and Lisker disclaims beneficial ownership of such securities except to the extent of any pecuniary interest therein.  The address for all of the entities and individuals identified above is c/o MSD Capital, L.P., 645 Fifth Avenue, 21st Floor, New York, New York 10012.

(7)
Includes 26,057 shares of Class A common stock that can be acquired upon the exercise of options that were exercisable upon grant but subject to certain transfer restrictions. Also includes 10,000 shares of Class A common stock that can be acquired upon the exercise of options that were fully vested and exercisable upon grant.

(8)
Includes 26,057 shares of Class A common stock that can be acquired upon the exercise of options that were exercisable upon grant but subject to certain transfer restrictions. Also includes 10,000 shares of Class A common stock that can be acquired upon the exercise of options that were fully vested and exercisable upon grant.

(9)
Includes 50,000 shares of Class A common stock and 440,239 shares of Class B common stock held by The Price 1998 Descendant's Trust. Mr. Price, as a trustee of the foregoing trust, may be deemed to have beneficial ownership of the shares of Class A common stock held by the trust. Mr. Price disclaims beneficial ownership of the foregoing shares except to the extent of his pecuniary interest therein. Also includes 1,924,019 shares of Class B common stock that can be acquired upon the exercise of options that were exercisable upon grant but subject to certain transfer restrictions. Pursuant to the Stockholders’ Agreement between Oaktree, FiveWire, Mr. Price, Mr. Rosenstein and certain other executive officers (the “Stockholders’ Agreement”), FiveWire, Mr. Prasad, Mr. Price, Mr. Rosenstein, and Mr. Schatz have granted an irrevocable proxy to Oaktree to vote their shares of Class B common stock, subject to certain ownership thresholds of Oaktree.

(10)
Includes 556,005 shares of Class B common stock that can be acquired upon the exercise of options that were exercisable upon grant but subject to certain transfer restrictions. Pursuant to the Stockholders’ Agreement, FiveWire, Mr. Prasad, Mr. Price, Mr. Rosenstein, and Mr. Schatz have granted an irrevocable proxy to Oaktree to vote their shares of Class B common stock, subject to certain ownership thresholds of Oaktree.

(11)	Includes 556,005 shares of Class A common stock that can be acquired upon the exercise of options that are exercisable upon grant but subject to certain transfer restrictions.

(12)
Includes 1,012,009 shares of Class B common stock that can be acquired upon the exercise of options that were exercisable upon grant but subject to certain transfer restrictions. Pursuant to the Stockholders’ Agreement, FiveWire, Mr. Prasad, Mr. Price, Mr. Rosenstein, and Mr. Schatz have granted an irrevocable proxy to Oaktree to vote their shares of Class B common stock, subject to certain ownership thresholds of Oaktree.

(13)
Includes 253,002 shares of Class B common stock that can be acquired upon the exercise of options that were exercisable upon grant but subject to certain transfer restrictions. Pursuant to the Stockholders’ Agreement, FiveWire, Mr. Prasad, Mr. Price, Mr. Rosenstein, and Mr. Schatz have granted an irrevocable proxy to Oaktree to vote their shares of Class B common stock, subject to certain ownership thresholds of Oaktree.

(14)
Includes 1,051,151 shares of Class A common stock and 3,745,035 shares of Class B common stock that can be acquired upon the exercise of options that are exercisable upon grant but subject to certain transfer restrictions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the Company’s executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or Compensation Committee.

EXECUTIVE COMPENSATION
The following discussion and tabular disclosure describes the material elements of compensation for the Company’s most highly compensated executive officers as of December 31, 2017 (collectively, the “NEOs”). The NEOs for 2017 were Dhruv Prasad, Bill Wilson, Steven Price, Stuart Rosenstein and Scott Schatz.
Summary Compensation Table:
The following table sets forth information concerning the total compensation received by, or earned by, each of the NEOs during the past three fiscal years.

Name and principal position	Year	Salary	Bonus(1)	Stock Awards	Option Awards		Non-Equity Incentive Plan Compensation	Nonqualified deferred Compensation earnings	All Other Compensation (2)	Total
Dhruv Prasad, Co-Chief Executive Officer(3)	2017	$623,702	$300,000	—	$0		—	—	$28,042	$951,744
	2016	$600,000	$300,000	—	$514,039	(5)	—	—	$27,994	$1,442,033
	2015	$466,720	$416,667	—	$412,076		—	—	$27,165	$1,322,628
Bill Wilson, Co-Chief Executive Officer(3)	2017	$858,147	$500,000	—	$0		—	—	$33,814	$1,391,961
	2016	$850,000	$450,000	—	$514,039	(5)	—	—	$31,353	$1,845,392
	2015	$783,000	$417,000	—	$412,076		—	—	$31,310	$1,643,386
Steven Price, Executive Chairman of the Board of Directors(4)	2017	$625,192	$500,000	—	$0		—	—	$94,250	$1,219,442
	2016	$750,000	$425,000	—	$1,472,311	(5)	—	—	$119,155	$2,766,466
	2015	$575,000	$573,333	—	$412,076		—	—	$111,993	$1,672,402
Stuart Rosenstein, Executive Vice President and Chief Financial Officer	2017	$710,557	$450,000	—	$0		—	—	$123,379	$1,283,936
	2016	$700,000	$425,000	—	$892,878	(5)	—	—	$115,150	$2,133,028
	2015	$525,000	$571,345	—	$412,076		—	—	$110,053	$1,618,474
Scott Schatz, Executive Vice President, Finance, Operations, and technology	2017	$400,049	$400,000	—	$0		—	—	$50,700	$850,749
	2016	$400,054	$340,000	—	$297,488	(5)	—	—	$47,227	$1,084,769
	2015	$324,678	$355,000	—	$103,019		—	—	$43,136	$825,833
(1)    The bonuses paid to each of the NEOs are discretionary cash bonuses granted by the Board based upon an annual review of their performance for the year.
(2)    The narrative and chart below under “All Other Compensation” sets forth information regarding all other types of compensation provided to each of the NEOs for the fiscal years ended December 31, 2017, 2016, and 2015.
(3)    Mr. Prasad and Mr. Wilson were appointed as Co-Chief Executive Officers on October 16, 2017. Prior to their appointment as Co-Chief Executive Officers, Mr. Prasad was the Executive Vice President, Live Events and Mr. Wilson was the Executive Vice President and Chief Content & Digital Officer of the Company. Amounts on the Summary Compensation Table include their compensation in these roles. Mr. Prasad and Mr. Wilson were also appointed to the Board as directors as of March 1, 2018. They do not receive any compensation for their service as directors on the Board.

(4)    Mr. Price served as Chief Executive Officer until October 16, 2017, at which time he transferred to a new role as the Executive Chairman of the Board. The amounts under the Summary Compensation Table reflect Mr. Price’s compensation for his services as Chief Executive Officer. Mr. Price’s compensation as Executive Chairman of the Board is separately included in the Director Compensation Table.
(5)    These amounts reflect: (i) the grant date fair value of stock options granted during 2016; and (ii) the incremental fair value received due to the Company’s stock option repricing, which became effective on January 3, 2017, in each case computed in accordance with Topic 718 of FASB ASC. The incremental fair value received as a result of the Company’s stock option repricing for each NEO is as follows: Mr. Prasad received $276,379 in incremental fair value, Mr. Wilson received $276,379 in incremental fair value, Mr. Price received $878,160 in incremental fair value, Mr. Rosenstein received $476,972 in incremental fair value, and Mr. Schatz received $119,243 in incremental fair value. The assumptions made in the valuation of these awards are set forth in Note 8 (“Stockholders’ Equity”)(in the column relating to 2016) to the Consolidated Financial Statements in Item 15 to the Company’s 2017 Annual Report on Form 10-K. See the discussion of the Company’s stock option repricing below.

Narrative Disclosure to Summary Compensation Table:
Bonus:
The bonus awarded to each NEO is a cash bonus awarded annually by the Board that is subject to annual review. The Board, in its sole and complete discretion, determines the amount of the bonus based on employee performance for the year.

Option Repricing:
In November 2016, the Board and the holders of a majority of the voting power of the Company’s issued and outstanding shares of common stock approved a one-time stock option repricing program. For each outstanding option to acquire shares of our Class A common stock, and each outstanding stock option to acquire shares of our Class B common stock, granted under the 2014 Incentive Plan, in each case with an exercise price in excess of $9.00 per share, the option repricing program authorized a reduction in the exercise price to $9.00 per share or if greater, the closing price of a share of Class A common stock as reported on the NYSE on the day the option repricing became effective (the “Option Repricing”). The Option Repricing became effective on January 3, 2017, and the exercise price of each outstanding option with an exercise price in excess of $9.00 per share was amended to $9.63 (the closing price on that day).
As set forth below in the table of Outstanding Equity Awards at Fiscal Year End, the options granted to our NEOs on July 25, 2014 and August 19, 2015 were subject to the Option Repricing and as a result, the exercise prices of such options were amended from $11.00 and $12.27, respectively, to $9.63. The options granted to our NEOs on January 26, 2016 were granted with an exercise price below $9.00 and therefore were not eligible to be amended in connection with the Option Repricing.

All Other Compensation:
The Company maintains for the benefit of its United States employees a 401(k) Retirement and Savings Plan, which is a defined contribution plan qualified under Sections 401(a) and 401(k) of the Code. Townsquare’s employees are eligible for participation in the plan after completing three months of service with the Company once they have attained age 21. Employees may make pre-tax contributions of up to the lesser of 60% of such employee’s compensation or the maximum amount permitted under the Code. Distributions are generally payable in a lump sum after termination of employment, retirement, death, disability, plan termination, attainment of age 70.5, disposition of substantially all of the Company’s assets or upon financial hardship. The plan also provides for loans to participants. No loans to executive officers exist as of the date of this filing.

Name	Year	Commuting (1)	Tax Gross-Up Payments(2)	Healthcare and Other Benefits(3)	Total
Dhruv Prasad	2017	—	—	$28,042	$28,042
	2016	—	—	$27,994	$27,994
	2015	—	—	$27,165	$27,165
Bill Wilson	2017	—	—	$33,814	$33,814
	2016	—	—	$31,353	$31,353
	2015	—	—	$31,310	$31,310
Steven Price	2017	$15,000	$8,333	$70,917	$94,250
	2016	$18,000	$10,000	$91,155	$119,155
	2015	$18,000	$10,000	$83,993	$111,993
Stuart Rosenstein	2017	$18,000	$10,000	$95,379	$123,379
	2016	$18,000	$10,000	$87,150	$115,150
	2015	$18,000	$10,000	$82,053	$110,053
Scott Schatz	2017	—	—	$50,700	$50,700
	2016	—	—	$47,227	$47,227
	2015	—	—	$43,136	$43,136
(1)    The commuting benefits column represents the annual automobile allowance granted to both Mr. Price and Mr. Rosenstein for the years 2017, 2016, and 2015.
(2)    Reflects tax gross-up payments to Mr. Price and Mr. Rosenstein in 2017, 2016, and 2015 to offset a tax liability arising from commuting benefits received from the Company.
(3)     The healthcare and other benefits column represents the cost of insurance premiums for the health insurance of each of the NEOs. For Mr. Price and Mr. Rosenstein, it also includes amounts paid in respect of association dues.

Outstanding Equity Awards at Fiscal Year-End:
The following table sets forth certain information with respect to outstanding equity awards of the NEOs as of December 31, 2017.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)
Dhruv Prasad	1/26/2016	—	100,000	—	$8.96		1/26/2021	—	—	—	—
	8/19/2015	100,000	—	—	$9.63	(3)	8/19/2025	—	—	—	—
	7/25/2014	456,005	—	—	$9.63	(4)	7/25/2024	—	—	—	—
Bill Wilson	1/26/2016	—	100,000	—	$8.96		1/26/2021	—	—	—	—
	8/19/2015	100,000	—	—	$9.63	(3)	8/19/2025	—	—	—	—
	7/25/2014	456,005	—	—	$9.63	(4)	7/25/2024	—	—	—	—
Steven Price	1/26/2016	—	250,000	—	$8.96		1/26/2021	—	—	—	—
	8/19/2015	100,000	—	—	$9.63	(3)	8/19/2025	—	—	—	—
	7/25/2014	1,824,019	—	—	$9.63	(4)	7/25/2024	—	—	—	—
Stuart Rosenstein	1/26/2016	—	175,000	—	$8.96		1/26/2021	—	—	—	—
	8/19/2015	100,000	—	—	$9.63	(3)	8/19/2025	—	—	—	—
	7/25/2014	912,009	—	—	$9.63	(4)	7/25/2024	—	—	—	—
Scott Schatz	1/26/2016	—	75,000	—	$8.96		1/26/2021	—	—	—	—
	8/19/2015	25,000	—	—	$9.63	(3)	8/19/2025	—	—	—	—
	7/25/2014	228,002	—	—	$9.63	(4)	7/25/2024	—	—	—	—
(1)    Each of these options were fully vested upon grant, but remain subject to restrictions on transfer that lapse with respect to 20%, 25%, 25% and 30% of the options and underlying shares upon the first, second, third and fourth anniversaries of the grant date, respectively.

(2)    Each of these options vest 50% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date.

(3)    These options were granted at an exercise price of $12.27 per share and subsequently repriced to $9.63 per share pursuant to the Company’s Option Repricing, which became effective on January 3, 2017.

(4)    These options were granted at an exercise price of $11.00 per share and subsequently repriced to $9.63 per share pursuant to the Company’s Option Repricing, which became effective on January 3, 2017.

Options Exercised and Stock Vested:
None of the executive officers exercised stock options or vested in stock awards in 2017.
Annual Performance Bonus Plan:
In connection with the Company's initial public offering of shares of Class A common stock in July 2014 (the “IPO”), the Company adopted the Townsquare Media, Inc. Annual Performance Bonus Plan (the “Annual Bonus Plan”). The Annual Bonus Plan provides for the grant of bonus awards to employees of the Company and/or its subsidiaries and will be administered by the Compensation Committee. The Compensation Committee will, in its sole discretion, grant bonus awards to participants in whole or in part in cash, common stock or other property, based on any or all of the following: (i) attainment of time-based vesting conditions; (ii) attainment of any performance goal established by the Compensation Committee with respect to any performance period; or (iii) the Compensation Committee’s evaluation of a participant’s individual performance for the Company and/or its subsidiaries. Unless otherwise agreed by the Compensation Committee, an employee must be employed by the Company and/or its subsidiaries on the applicable date of payment of a bonus award in order to receive payment.
2014 Omnibus Incentive Plan:
In connection with the IPO, the Company adopted the 2014 Incentive Plan. The 2014 Incentive Plan provides for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards and other cash-based awards. Directors, officers and other employees of the Company or its subsidiaries, as well as others performing consulting or advisory services for the Company, will be eligible for grants under the 2014 Incentive Plan. The purpose of the 2014 Incentive Plan is to provide incentives that will attract, retain and motivate high performing officers, directors, employees and consultants by providing them with appropriate incentives and rewards either through a proprietary interest in the Company’s long-term success or compensation based on their performance in fulfilling their personal responsibilities. Set forth below is a summary of the material terms of the 2014 Incentive Plan. For further information about the 2014 Incentive Plan, please refer to the complete copy of the 2014 Incentive Plan filed as Exhibit 10.8 to Townsquare’s registration statement on Form S-1 (Amendment No. 2) filed on July 14, 2014.
Administration:
The 2014 Incentive Plan is administered by the Compensation Committee. Among the Compensation Committee’s powers is to determine the form, amount and other terms and conditions of awards; clarify, construe or resolve any ambiguity in any provision of the 2014 Incentive Plan or any award agreement; amend the terms of outstanding awards; and adopt such rules, forms, instruments and guidelines for administering the 2014 Incentive Plan as it deems necessary or proper. The Compensation Committee has the authority to administer and interpret the 2014 Incentive Plan, to grant discretionary awards under the 2014 Incentive Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of shares of common stock to be covered by each award, to make all other determinations in connection with the 2014 Incentive Plan and the awards thereunder as the Compensation Committee deems necessary or desirable and to delegate authority under the 2014 Incentive Plan to the Company’s executive officers.
Available Shares:
The aggregate number of shares of common stock which may be issued or used for reference purposes under the 2014 Incentive Plan or with respect to which awards may be granted may not exceed 12,000,000 shares, including shares of Class A common stock and Class B common stock underlying options granted in connection with the IPO.

The number of shares available for issuance under the 2014 Incentive Plan are subject to adjustment in the event of a reorganization, stock split, merger or similar change in the corporate structure or the outstanding shares of common stock. In the event of any of these occurrences, the Company may make any adjustments it considers appropriate to, among other things, the number and kind of shares, options or other property available for issuance under the plan or covered by grants previously made under the plan. The shares that are available for issuance under the 2014 Incentive Plan may be, in whole or in part, either authorized and unissued shares of the Company’s common stock or shares of common stock held in or acquired for the Company’s treasury. In general, if awards under the 2014 Incentive Plan are for any reason cancelled, or expire or terminate unexercised, the shares covered by such awards may again be available for the grant of awards under the 2014 Incentive Plan.

Eligibility for Participation:
Members of the Company’s Board, as well as employees of, and consultants to, us or any of the Company’s subsidiaries and affiliates are eligible to receive awards under the 2014 Incentive Plan.

Award Agreement:
Awards granted under the 2014 Incentive Plan are evidenced by award agreements, which need not be identical, that provide additional terms, conditions, restrictions and/or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability or vesting of awards in the event of a change of control or conditions regarding the participant’s employment, as determined by the Compensation Committee.

Stock Options:
The Compensation Committee may grant nonqualified stock options to eligible individuals and incentive stock options only to eligible employees. The Compensation Committee will determine the number of shares of common stock subject to each option, the term of each option, which may not exceed ten years, or five years in the case of an incentive stock option granted to a 10% stockholder, the exercise price, the vesting schedule, if any, and the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of the Company’s common stock at the time of grant or, in the case of an incentive stock option granted to a 10% stockholder, 110% of such share’s fair market value. Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Compensation Committee at grant and the exercisability of such options may be accelerated by the Compensation Committee.

Stock Appreciation Rights:
The Compensation Committee may grant stock appreciation rights, (“SARs”), either with a stock option, which may be exercised only at such times and to the extent the related option is exercisable, referred to as a Tandem SAR, or independent of a stock option, referred to as a Non-Tandem SAR. A SAR is a right to receive a payment in shares of common stock or cash, as determined by the Compensation Committee, equal in value to the excess of the fair market value of one share of the Company’s common stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The term of each SAR may not exceed ten years. The exercise price per share covered by a SAR will be the exercise price per share of the related option in the case of a Tandem SAR and will be the fair market value of the Company’s common stock on the date of grant in the case of a Non-Tandem SAR. The Compensation Committee may also grant limited SARs, either as Tandem SARs or Non-Tandem SARs, which may become exercisable only upon the occurrence of a change in control, as defined in the 2014 Incentive Plan, or such other event as the Compensation Committee may designate at the time of grant or thereafter.

Restricted Stock:
The Compensation Committee may award shares of restricted stock. Except as otherwise provided by the Compensation Committee upon the award of restricted stock, the recipient generally has the rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. The Compensation Committee may determine at the time of award that the payment of dividends, if any, will be deferred until the expiration of the applicable restriction period.
Recipients of restricted stock are required to enter into a restricted stock agreement with us that states the restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse.
If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the Compensation Committee will establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulae or standards while the outcome of the performance goals are substantially uncertain. Such performance goals may incorporate provisions for disregarding, or adjusting for, changes in accounting methods, corporate transactions, including, without limitation, dispositions and acquisitions, and other similar events or circumstances. Section 162(m) of the Code requires that performance awards be based upon objective performance measures. The performance goals for performance-based restricted stock will be based on one or more of the objective criteria set forth on Exhibit A to the 2014 Incentive Plan and are discussed in general below.
Other Stock-Based Awards:
The Compensation Committee may, subject to limitations under applicable law, make a grant of such other stock-based awards, including, without limitation, performance units, dividend equivalent units, stock equivalent units, restricted stock and deferred stock units under the 2014 Incentive Plan that are payable in cash or denominated or payable in or valued by shares of the Company’s common stock or factors that influence the value of such shares. The Compensation Committee may determine the terms and conditions of any such other awards, which may include the achievement of certain minimum performance goals and/or a minimum vesting period. The performance goals for performance-based other stock-based awards will be based on one or more of the objective criteria set forth on Exhibit A to the 2014 Incentive Plan and discussed in general below.
Other Cash-Based Awards:
The Compensation Committee may grant awards payable in cash. Cash-based awards will be in such form, and dependent on such conditions, as the Compensation Committee will determine, including, without limitation, being subject to the satisfaction of vesting conditions or awarded purely as a bonus and not subject to restrictions or conditions. If a cash-based award is subject to vesting conditions, the Compensation Committee may accelerate the vesting of such award in its discretion.

Performance Awards:
The Compensation Committee may grant a performance award to a participant payable upon the attainment of specific performance goals. If the performance award is payable in cash, it may be paid upon the attainment of the relevant performance goals either in cash or in shares of restricted stock, based on the then current fair market value of such shares, as determined by the Compensation Committee. Based on service, performance and/or other factors or criteria, the Compensation Committee may, at or after grant, accelerate the vesting of all or any part of any performance award.

Performance Goals:
The Compensation Committee may grant awards of stock options, restricted stock, performance awards, and other stock-based awards that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code. These awards may be granted, vest and be paid based on attainment of specified performance goals established by the Compensation Committee. These performance goals may be based on the attainment of a certain target level of, or a specified increase or decrease in, one or more of the following measures selected by the committee: (1) income per share; (2) operating income; (3) gross income; (4) net income, before or after taxes; (5) cash flow; (6) gross profit; (7) gross profit return on investment; (8) gross margin return on investment; (9) gross margin; (10) operating margin; (11) working capital; (12) income before interest and taxes; (13) income before interest, tax, depreciation and amortization; (14) return on equity; (15) return on assets; (16) return on capital; (17) return on invested capital; (18) net revenue; (19) gross revenue; (20) revenue growth; (21) annual recurring revenue; (22) recurring revenue; (23) license revenue; (24) sales or market share; (25) total stockholder return; (26) economic value added; (27) specified objectives with regard to limiting the level of increase in all or a portion of bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Compensation Committee; (28) the fair market value of a share of common stock; (29) the growth in the value of an investment in the Company’s common stock assuming the reinvestment of dividends; or (30) reduction in operating expenses.

To the extent permitted by law, the Compensation Committee may also exclude the impact of an event or occurrence which the Compensation Committee determines should be appropriately excluded, such as (1) restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges; (2) an event either not directly related to the Company’s operations or not within the reasonable control of management; or (3) a change in accounting standards required by generally accepted accounting principles.

Performance goals may also be based on an individual participant’s performance goals, as determined by the Compensation Committee.

In addition, all performance goals may be based upon the attainment of specified levels of the Company’s performance, or the performance of a subsidiary, division or other operational unit, under one or more of the measures described above relative to the performance of other corporations. The Compensation Committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria.

Change in Control:
In connection with a change in control, as defined in the 2014 Incentive Plan, the Compensation Committee may accelerate vesting of outstanding awards under the 2014 Incentive Plan. In addition, such awards may be, in the discretion of the committee, (1) assumed and continued or substituted in accordance with applicable law; (2) purchased by the Company for an amount equal to the excess of the price of a share of the Company’s common stock paid in a change in control over the exercise price of the awards; or (3) cancelled if the price of a share of the Company’s common stock paid in a change in control is less than the exercise price of the award. The Compensation Committee may provide for accelerated vesting or lapse of restrictions of an award at any time.
Stockholder Rights:
Except as otherwise provided in the applicable award agreement, and with respect to an award of restricted stock, a participant has no rights as a stockholder with respect to shares of the Company’s common stock covered by any award until the participant becomes the record holder of such shares.

Amendment and Termination:
Notwithstanding any other provision of the 2014 Incentive Plan, the Board may at any time amend any or all of the provisions of the 2014 Incentive Plan, or suspend or terminate it entirely, retroactively or otherwise, subject to stockholder approval in certain instances; provided, however, that, unless otherwise required by law or specifically provided in the 2014 Incentive Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be adversely affected without the consent of such participant.

Transferability:
Awards granted under the 2014 Incentive Plan generally are nontransferable, other than by will or the laws of descent and distribution, except that the Compensation Committee may provide for the transferability of nonqualified stock options at the time of grant or thereafter to certain family members.

Recoupment of Awards:
The 2014 Incentive Plan provides that awards granted under the 2014 Incentive Plan are subject to any recoupment policy that the Company may have in place or any obligation that it may have regarding the clawback of “incentive-based compensation” under the Exchange Act or under any applicable rules and regulations promulgated by the SEC.

Agreements with Named Executive Officers:
Mr. Price:
In connection with Mr. Price’s transition to Executive Chairman of the Board, he and the Company entered into a letter agreement (the “Executive Chairman Agreement”) on October 16, 2017 that provides for an annual base salary of $500,000. The transition to Executive Chairman did not affect Mr. Price’s annual bonus for 2017, but any bonus for 2018 and thereafter will be discretionary. The Executive Chairman Agreement provides that if, at the Board’s election, Mr. Price’s service as Executive Chairman ends before October 16, 2018, he will receive a lump sum payment in respect of the annual base salary he would have received had he continued to serve as Executive Chairman through such date. Upon cessation of Mr. Price’s service as Executive Chairman, all of his unvested stock options will vest and remain exercisable for five years (or if earlier, until the stated term of the award). Mr. Price, under the terms of the Executive Chairman Agreement, is subject to customary non-solicitation and non-competition covenants for the duration of his service as Executive Chairman and for a period of twelve months and six months thereafter, respectively.

Messrs. Wilson, Prasad and Rosenstein:
Each of Messrs. Wilson, Prasad and Rosenstein entered into an employment agreement with the Company (each, an “Employment Agreement”) on October 16, 2017. Each Employment Agreement provides for an initial term of three years and thereafter, the term will extend automatically for consecutive periods of one year unless either party provides notice of non-renewal. The Employment Agreements establish each executive’s initial base salary and target annual bonus at the following levels: for Mr. Wilson, initial annual base salary of $900,000 and a target annual bonus of $500,000; for Mr. Prasad, an initial annual base salary of $750,000 and a target annual bonus of $400,000 and for Mr. Rosenstein, an initial annual base salary of $750,000 and a target annual bonus of $450,000.

In the event of termination without “Cause” or resignation for “Good Reason” each of Messrs. Wilson, Prasad and Rosenstein will be eligible to receive severance benefits including payments equal to one times the sum of the executive’s respective base salary and target annual bonus (two times if the termination occurs within 12 months after a Change in Control (as defined in the 2014 Incentive Plan) or in anticipation of a Change in Control), a prorated portion of the bonus for the year of termination and 12 months of equity acceleration. Each of Messrs. Wilson, Prasad and Rosenstein are subject to perpetual confidentiality and non-disparagement covenants and customary non-solicitation and non-competition covenants that apply during the executive’s employment with the Company and for a period of twelve months following a termination that occurs during the term of the Employment Agreement.

For purposes of the Employment Agreements, “Cause” means (1) conviction of, or plea of guilty or nolo contendere to any felony or other criminal act involving fraud, moral turpitude or dishonesty; (2) commission of any act of fraud, embezzlement, or theft in dealings with the Company or its affiliates; (3) willful misconduct that is materially injurious to the Company; (4) material violation of Company policies and directives, which is not cured after written notice and a reasonable opportunity for cure; (5) willful and continued refusal by the executive to substantially perform his duties hereunder (other than such failure resulting from the executive’s incapacity due to physical or mental illness) after written notice identifying the deficiencies and a reasonable opportunity for cure; (6) a material violation by the executive of any material provision of the Employment Agreement or any other material covenants to the Company; or (7) habitual intoxication or continued use of illegal drugs.

“Good Reason” is defined in the Employment Agreements as an occurrence of any of the following events or conditions without the executive’s consent that are not cured by the Company (if susceptible to cure by the Company) within thirty (30) days after the executive gives written notice thereof to the Company, provided that such notice must be given to the Company within 30 days of Executive becoming aware of such condition: (1) Any material reduction in the executive’s duties or responsibilities as in effect immediately prior thereto, or assignment of duties materially inconsistent with executive’s title and authority, (2) a material reduction in the executive’s base salary or target annual bonus, (3) a relocation of executive’s primary place of business by fifty (50) miles or more, or (4) any other material breach by the Company of any material provision of the Employment Agreement.

Change in Control Treatment under the 2014 Incentive Plan:
This section describes the compensation and benefits to which our NEOs would have been entitled under existing plans, arrangements and agreements upon a change in control of the Company as of December 31, 2017. With the exception of the Employment Agreements described above, the only such Company plan that provides for payments or benefits to the NEOs in connection with a change in control of the Company is the 2014 Incentive Plan, pursuant to which option awards have been granted to our NEOs in each of 2014, 2015 and 2016. Option awards held by our NEOs are subject to the terms of the 2014 Incentive Plan and are each governed by an award agreement evidencing such award. The award agreements set forth the terms and conditions of each respective option and, among other things, outline the effect of a change in control of the Company on outstanding awards.

The option awards granted to the NEOs in 2014 and 2015 were fully vested upon grant but remain subject to transfer restrictions that lapse with respect to 20%, 25%, 25% and 30% of the option and underlying shares upon the first, second, third and fourth anniversaries of the grant date, respectively. Upon a change in control, the transfer restrictions with respect to these options and the underlying shares would lapse in full. Our NEOs also hold option awards granted in 2016. These 2016 options vest in equal portions on each of the third and fourth anniversaries of grant but are subject to “single-trigger” vesting and would become fully vested and exercisable in the event of a change in control of the Company.

For purposes of the Company’s 2016, 2017, and 2018 option awards and the 2014 Incentive Plan, a “change in control” generally means one of the following: (i) any person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or Oaktree), becoming the beneficial owner of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a business transaction or a director whose initial assumption of office occurs as a result of either an actual or threatened election or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; (iii) a merger or consolidation of the Company or one of its subsidiaries with any other corporation that results in the voting securities of the Company outstanding prior to the transaction no longer representing at least 50% of the combined voting power of the voting securities of the Company or its successor outstanding immediately after such merger or consolidation; or (iv) a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition to a person or persons who beneficially own 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

For purposes of the Company’s 2014 and 2015 equity awards, a “change in control” generally means one of the following: (i) any person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or Oaktree), becoming the beneficial owner of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or (iii) a merger or consolidation of the Company or one of its subsidiaries with any other corporation that results in the voting securities of the Company outstanding prior to the transaction no longer representing at least 50% of the combined voting power of the voting securities of the Company or its successor outstanding immediately after such merger or consolidation.

DIRECTOR COMPENSATION
The table below summarizes the compensation earned or paid to our directors for fiscal year 2017. Mr. Prasad and Mr. Wilson were appointed to the Board on March 1, 2018 and therefore did not serve on the Board during the reporting period, and they receive no compensation for their service on the Board.

2017 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
B James Ford	50,000	(3)	—	—	—	—	—	50,000
Gary Ginsberg	25,000	(3)	—	—	—	—	—	25,000
Stephen Kaplan	25,000	(3)	—	—	—	—	—	25,000
David Lebow	25,000	(3)	—	—	—	—	—	25,000
David Quick(1)	—		—	—	—	—	—	—
Steven Price(2)	83,376		—	—	—	—	15,077	98,453

(1)    Mr. Quick did not receive any compensation for serving on the Board.
(2)    Mr. Price served as Chief Executive Officer until October 16, 2017, at which time he transferred to a new role as the Executive Chairman of the Board. Mr. Price’s compensation for services as Executive Chairman is disclosed in the Director Compensation Table above. The amounts disclosed in the “All Other Compensation” column reflect the continuation of the commuting and healthcare benefits and the tax gross-up payments described in the “All Other Compensation” table on page 23. The compensation Mr. Price received as Chief Executive Officer from January 1, 2017 until his transition on October 16, 2017 is separately set forth under the Summary Compensation Table.

(3)    Mr. Ford, Mr. Kaplan, Mr. Ginsberg, and Mr. Lebow each received a fee of $25,000 in 2017 for their service as directors. Mr. Ford received an additional fee of $25,000 for his service as Chair of our Audit Committee. No director received any grants of stock or options for 2017.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this Information Statement are forward-looking statements. Forward-looking statements often discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “believe,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected. We cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the way we expect and you should not rely upon forward-looking statements as a prediction of future events. The cautionary statements referred to in this section also should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by the Company. The forward-looking statements included in this Information Statement are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are subject to the reporting and information requirements of the Exchange Act, and as a result file reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You also may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as Townsquare Media, Inc., that file electronically with the SEC. We also maintain a website at www.townsquaremedia.com/equity-investors/sec-filings, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this Information Statement.

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” information we file with it into this Information Statement, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this Information Statement.

We incorporate by reference the documents listed below:

•
Item 6—Selected Financial Data, Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations, Item 7A—Quantitative and Qualitative Disclosures About Market Risk, Item 8—Financial Statements and Supplementary Data, and Item 9—Changes in and Disagreements with Accountants on Accounting and Financial Disclosure of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on March 13, 2018, including our audited consolidated financial statements as of and for the fiscal year ended December 31, 2017.

You may request a copy of these filings incorporated by reference in this Information Statement, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into this filing, without charge, by written or telephonic request directed to 240 Greenwich Avenue, Greenwich, CT 06830, Attention: General Counsel, or by calling (203) 861-0900.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this Information Statement will be deemed modified, superseded or replaced for purposes of this Information Statement to the extent that a statement contained in this Information Statement or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Information Statement modifies, supersedes or replaces such statement.

OTHER MATTERS
Other Business
The Board knows of no other matters other than those described in this Information Statement that have been approved or considered by the Majority Holders.
Expense of this Information Statement

The expenses of mailing this Information Statement will be borne by us, including expenses in connection with the preparation and mailing of this Information Statement and all related materials. It is contemplated that brokerage houses, custodians, nominees, and fiduciaries will be requested to forward this Information Statement to the beneficial owners of our common stock held of record by such person and that we will reimburse them for their reasonable expenses incurred in connection therewith. Additional copies of this Information Statement may be obtained at no charge by writing us at: Townsquare Media, 240 Greenwich Avenue, Greenwich, CT 06830, Attention: General Counsel, or by calling (203) 861-0900.

Stockholders Sharing an Address
Only one Notice of the Internet Availability of this Information Statement is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders sharing such address. We undertake to deliver promptly upon request a separate copy of the Notice of the Internet Availability of this Information Statement (or a paper copy of this Information Statement) to any stockholder at a shared address to which a single copy of the Notice of the Internet Availability of this Information Statement was delivered and provide instructions as to how the stockholder can notify us that the stockholder wishes to receive a separate or paper copy of this Information Statement or other communications to the stockholder in the future. A stockholder can notify us that the stockholder wishes to receive a separate copy of this Information Statement by contacting the Company at: Townsquare Media, 240 Greenwich Avenue, Greenwich, CT 06830, Attention: General Counsel, or by calling (203) 861-0900. Conversely, if multiple stockholders sharing an address receive multiple Notices of the Internet Availability of this Information or multiple Information Statements and wish to receive only one, such stockholders can notify the Company at the address or phone number set forth above.

BY ORDER OF THE BOARD OF DIRECTORS,

Steven Price
Executive Chairman of the Board of Directors

Dated: July 18, 2018